Exhibit 10.33

LIMITED LIABILITY COMPANY/JOINT VENTURE AGREEMENT

OF

BELL BR HILLSBORO VILLAGE JV, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF SEPTEMBER 30, 2010

TABLE OF CONTENTS

Page

Section 1.	Definitions	1
Section 2.	Organization of the Company	9

2.1	Name	9
2.2	Place of Registered Office; Registered Agent	10
2.3	Principal Office	10
2.4	Filings	10
2.5	Term	10
2.6	Expenses of the Company	10

Section 3.	Purpose	10
Section 4	Conditions	10

4.1	Bluerock Conditions	10
4.2	Bell Conditions	11

Section 5.	Capital Contributions, Loans, Percentage Interests and Capital Accounts	12

5.1	Initial Capital Contributions; Mandatory Capital Contributions	12

5.2	Additional Capital Contributions	12
5.3	Percentage Ownership Interest	14
5.4	Return of Capital Contribution	14
5.5	No Interest on Capital	14
5.6	Capital Accounts	14
5.7	New Members	15

Section 6.	Distributions	15

6.1	Cash from Operations	15
6.1	Cash from Sale or Refinancing	15
6.3	Indemnity Obligations	16

6.4	Distributions in Kind	16

Section 7.	Allocations	16

7.1	Allocation of Net Income and Net Losses Other than in Liquidation	16
7.2	Allocation of Net Income and Net Losses in Liquidation	16
7.3	U.S. Tax Allocations	17

Section 8.	Books, Records, Tax Matters and Bank Accounts	17

8.1	Books and Records	17
8.2	Reports and Financial Statements	17
8.3	Tax Matters Member	18
8.4	Bank Accounts	19
8.5	Tax Returns	19
8.6	Expenses	19

Section 9.	Management and Operations	19

9.1	Management	19
9.2	Annual Business Plan	21
9.3	Implementation of Plan by Property Manager	21
9.4	Affiliate Transactions	21
9.5	Other Activities	22
9.6	Management Agreement	22
9.7	Operation in Accordance with REOC/REIT Requirements	23
9.8	FCPA	25

Section 10.	Confidentiality	26
Section 11.	Representations and Warranties	27

11.1	In General	27
11.2	Representations and Warranties	27

Section 12.	Sale, Assignment, Transfer or other Disposition	30

2

12.1	Prohibited Transfers	30
12.2	Affiliate Transfers	30
12.3	Admission of Transferee; Partial Transfers	31
12.4	Withdrawals	32

Section 13.	Dissolution	33

13.1	Limitations	33
13.2	Exclusive Events Requiring Dissolution	33
13.3	Liquidation	33
13.4	Continuation of the Company	34

Section 14.	Indemnification	34

14.1	Exculpation of Members, Managers and Their Representatives	34
14.2	Indemnification by Company	34
14.3	Indemnification by Members for Misconduct	35
14.4	General Indemnification by the Members	35
14.5	Pledge of Bell Interest	36
14.6	Pledge of Bluerock Interest	36

Section 15.	Sale Rights	37

15.1	Push / Pull Rights	37
15.2	Forced Sale Rights	40

Section 16.	Mediation of Disputes	41

16.1	Events Giving Rise to Mediation	41
16.2	Selection of Mediator	42
16.3	Mediation	42

Section 17.	Miscellaneous	42

17.1	Notices	42

3

17.2	Governing Law	43
17.3	Successors	44
17.4	Pronouns	44
17.5	Table of Contents and Captions Not Part of Agreement	44
17.6	Severability	44
17.7	Counterparts	44
17.8	Entire Agreement and Amendment	44
17.9	Further Assurances	44
17.1	No Third Party Rights	45
17.11	Incorporation by Reference	45
17.12	Limitation on Liability	45
17.13	Remedies Cumulative	45
17.14	No Waiver	45
17.15	Limitation On Use of Names	46
17.16	Publicly Traded Partnership Provision	46
17.17	Uniform Commercial Code	46
17.18	Public Announcements	47
17.19	No Construction Against Drafter	47

Section 18.	Insurance	47

4

LIMITED LIABILITY COMPANY/JOINT VENTURE AGREEMENT
OF
BELL BR HILLSBORO VILLAGE JV, LLC

THIS LIMITED LIABILITY COMPANY/JOINT VENTURE AGREEMENT of BELL BR HILLSBORO VILLAGE JV, LLC (“JV” or “Company”) is made and entered into and is effective as of September 30, 2010, by and between BR Hillsboro Village JV Member, LLC, a Delaware limited liability company (“Bluerock”) and Fund III Hillsboro Village, LLC, a North Carolina limited liability company (“Bell”) (this “Agreement”).  Capitalized terms used herein shall have the meanings ascribed to such terms in this Agreement.

W I T N E S S E T H :

WHEREAS, the Company was formed on September 1, 2010, pursuant to the Act;

WHEREAS, the Members desire to participate in the Company for the purposes described herein;

WHEREAS, Bell Partners Inc. (“Property Manager”), an Affiliate of Bell, has agreed to provide management services to the Company on the terms set forth in the Management Agreement; and

WHEREAS, it is agreed that Property Manager shall provide such management services to the Company as an independent contractor.

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Definitions.

As used in this Agreement:

“Acquiring Indemnitees” shall have the meaning provided in Section 15.1(e).

“Acquisition” shall mean the closing of the purchase of the Property by Bell BR Hillsboro Village, LLC.

 “Acquisition Commission” shall mean a real estate commission in an amount equal to one percent (1.0%) of the purchase price of the Property.

“Act” shall mean the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

“Advisor” shall mean any accountant, attorney or other advisor retained by a Member.

“Affiliate” shall Bell Partners Inc., a North Carolina corporation, and Bell Fund III, LLC, a North Carolina limited liability company as to Bell, and BR REIT, BR SOIF and BR SOIF II as to Bluerock.

“Agreed Upon Value” shall mean the fair market value (net of any debt) agreed upon pursuant to a written agreement between the Members of property contributed by a Member to the capital of the Company, which shall for all purposes hereunder be deemed to be the amount of the Capital Contribution applicable to such property contributed.

“Agreement” shall mean this Limited Liability Company/Joint Venture Agreement, as amended from time to time.

“Annual Business Plan” shall mean the business plan for a Fiscal Year of the Company prepared by the Property Manager and approved by the Managers as further described in Section 9.2.

“Backstop Agreement” shall have the meaning set forth in Section 4.1(e).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended or any other applicable bankruptcy or insolvency statute or similar law.

“Bankruptcy/Dissolution Event” shall mean, with respect to the affected party, (i) the entry of an Order for Relief under the Bankruptcy Code, (ii) the admission by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors generally, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code without such petition being vacated, set aside or stayed during such period, (vi) an application by such party for the appointment of a receiver for the assets of such party, (vii) an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within sixty (60) days after filing, (viii) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date, (ix) an inability to meet its financial obligations as they accrue, or (x) a dissolution or liquidation.

“Bell” shall have the meaning provided in the first paragraph of this Agreement.

“Bell Indemnity Collateral” shall have the meaning provided in Section 14.5(a).

“Bell Inducement Obligations” shall have the meaning provided in Section 14.5(a).

“Bell Pledge Agreement” shall have the meaning provided in Section 14.5(a).

“Bell Transferee” shall have the meaning set forth in Section 12.2(b)(i).

“Beneficial Owner” shall have the meaning provided in Section 5.7.

“Bluerock” shall have the meaning provided in the first paragraph of this Agreement.

“Bluerock Bridge Loan” shall mean that certain 60 day bridge loan in the principal amount of two million dollar ($2,000,000) by Bell Fund III, LLC (“Bell Lender”) to Bluerock.

“Bluerock Bridge Loan Documents” shall mean an interest bearing promissory note in the principal amount of $2,000,000 given by Bluerock to Bell Lender secured by Bluerock’s Interest in the Company, a Unit certificate for all of Bluerock’s Interest in the Company accompanied by an assignment in blank of all of Bluerock’s Interest in the Company, and such other related financing statements and security instruments as the Bell Lender shall deem necessary or appropriate to protect its first priority security interest in Bluerock’s Interest in the Company.

“Bluerock Indemnity Collateral” shall have the meaning provided in Section 14.6(a).

“Bluerock Inducement Obligations” shall have the meaning provided in Section 14.6(a).

“Bluerock Pledge Agreement” shall have the meaning provided in Section 14.6(a).

“Bluerock Transferee” shall have the meaning set forth in Section 12.2(b)(ii).

“BR REIT” shall have the meaning provided in Section 12.2(b)(ii).

“BR SOIF” shall mean Bluerock Special Opportunity + Income Fund, LLC, a Delaware limited liability company.

“BR SOIF II” shall mean Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company.

“Capital Account” shall have the meaning provided in Section 5.6.

“Capital Contribution” shall mean, with respect to any Member, the aggregate amount of (i) cash, and (ii) the Agreed Upon Value of other property contributed by such Member to the capital of the Company net of any liability secured by such property that the Company assumes or takes subject to.

“Cash from Operations” shall mean the net cash realized by the Company from all sources, including, but not limited to, the operations of the Property (but excluding Cash from Sale or Refinancing) after payment of all cash expenditures of the Property, the Company and any of its Subsidiaries, including, but not limited to, all operating expenses including all fees payable to the Managers or Property Manager, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the Managers reasonably determine to be necessary and desirable in connection with Company operations.

“Cash from Sale or Refinancing” shall mean the net cash realized by the Company from the sale, financing, refinancing, redemption, repayment or other disposition of the Property or of any interest of the Company in or related to the Property, after payment of all cash expenditures of the Property, the Company and any of its Subsidiaries related to such sale, financing, refinancing redemption, repayment or other disposition of the Property, including, but not limited to, all sale or refinancing expenses including all fees payable to the Managers, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the Managers reasonably determine to be necessary and desirable in connection therewith.

 “Certificate of Formation” shall mean the Certificate of Formation of the Company, as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

“Collateral Agreement” shall mean any agreement, instrument, document or covenant concurrently or hereafter made or entered into under, pursuant to, or in connection with this Agreement and any certifications made in connection therewith or amendment or amendments made at any time or times heretofore or hereafter to any of the same (including, without limitation, the Management Agreement, the Bluerock Bridge Loan Documents, and any third-party financing documents including but not limited to the Loan Documents).

“Company” shall mean Bell BR Hillsboro Village JV, LLC a Delaware limited liability company organized under the Act.

“Confidential Information” shall have the meaning provided in Section 10(a).

“Default Amount” shall have the meaning provided in Section 5.2(b).

“Default Loan” shall have the meaning provided in Section 5.2(b)(1).

“Default Loan Rate” shall have the meaning provided in Section 5.2(b)(1).

“Defaulting Member” shall have the meaning provided in Section 5.2(b).

“Delaware UCC” shall mean the Uniform Commercial Code as in effect in the State of Delaware from time to time.

“Dissolution Event” shall have the meaning provided in Section 13.2.

“Distributable Funds” with respect to any month or other period, as applicable, shall mean Cash from Operations and Cash from Sale or Refinancing determined by the Managers to be available for Distribution to the Members in accordance with Section 6.

Distributable Funds shall not include any loan proceeds or Capital Contributions held prior to investment.

“Distributions” shall mean the distributions payable (or deemed payable) to a Member (including, without limitation, its allocable portion of Distributable Funds).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Fiscal Year” shall mean each calendar year ending December 31.

“Flow Through Entity” shall have the meaning provided in Section 5.7.

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

“Imputed Closing Costs” means an amount (not to exceed one and one quarter percent (1.25%) of the purchase price) that would normally be incurred by the Company or a Subsidiary if the Property were sold for an amount specified in Section 15.1 or Section 15.2 (as applicable), for title insurance premiums, survey costs, brokerage commissions, legal fees, and other commercially reasonable closing costs.

“Income” shall mean the gross income of the Company for any month, Fiscal Year or other period, as applicable, including gains realized on the sale, exchange or other disposition of the Company’s assets.

“Indemnified Party” shall have the meaning provided in Section 14.4(a).

“Indemnifying Party” shall have the meaning provided in Section 14.4(a).

“Inducement Agreements” shall have the meaning provided in Section 14.4(a).

“Initiating Member” shall have the meaning provided in Section 15.2(a).

“Initiating Member Carveout Guarantor” shall have the meaning provided in Section 15.2(c).

“Interest” of any Member shall mean the entire limited liability company interest of such Member in the Company, which includes, without limitation, any and all rights, powers and benefits accorded a Member under this Agreement and the duties and obligations of such Member hereunder.

“Internal Rate of Return,” or “IRR,” shall mean, with respect to a Member’s investment in the Company, the discount rate that causes the sum of the net present value of all cash in-flows from such Member (i.e., Capital Contributions) and the net present value of all cash out-flows to that Member resulting from the investment (i.e., Distributions from the Company to the Member) to equal zero ($0) dollars.  For purposes of computing the IRR, (i) all cash in-flows and cash out-flows will be discounted to present value using monthly measuring periods (and compounding); and (ii) the calculation of the IRR will be made using the Microsoft Excel XIRR function or similar calculation.

A Member will be deemed to receive a specified IRR with respect to any Capital Contributions when that Member has received a return of all of those Capital Contributions plus a compounded return on those Capital Contributions at the applicable IRR, calculated commencing on the date or dates those Capital Contributions are made to the Company, taking into account the timing and amounts of all previous distributions made (or deemed made) by the Company to that Member and the timing and amounts of all previous Capital Contributions made to the Company by that Member.  For purposes of calculating the IRR and notwithstanding anything to the contrary herein, each Member’s initial Capital Contribution and the Mandatory Capital Contributions shall be deemed to have been made as of the Acquisition Date.

“Loan Documents” shall mean any and all documents evidencing or securing any loans obtained in connection with the acquisition of the Property or any refinancing thereof.

 “Loss” shall mean the aggregate of losses, deductions and expenses of the Company for any month, Fiscal Year or other period, as applicable, including losses realized on the sale, exchange or other disposition of the Company’s assets.

“Major Decision” means any decision for the Company to take, or refrain from taking, any action or incurring any obligation with respect to the following matters (or the effectuation of any such action or obligation):

(i)
any merger, conversion or consolidation involving the Company or any Subsidiary or the sale, lease, transfer, exchange or other disposition of all or substantially all of the Company’s assets or all of the Interests of the Members in the Company, in one or a series of related transactions;

(ii)
except as expressly provided in Section 12 with respect to Transfers by Bluerock or a Bluerock Transferee to a Bluerock Transferee and with respect to Transfers by Bell or a Bell Transferee to a Bell Transferee as permitted thereunder, the admission or removal of any Member or the Company’s issuance to any third party of any equity interest in the Company (including interests convertible into, or exchangeable for, equity interests in the Company);

(iii)	any voluntary liquidation, dissolution or termination of the Company;

(iv)
giving, granting or undertaking any options, rights of first refusal, deeds of trust, mortgages, pledges, ground leases, security or other interests in or encumbering a Property, any portion thereof or any other material assets;

(v)
selling, conveying, refinancing or effecting any other direct or indirect transfer of the Property, any Subsidiary, or in any interest in the Property or in any Subsidiary or of any other material asset of the Company or any portion thereof, or the entering into of any agreement, commitment or assumption with respect to any of the foregoing;

(vi)
acquiring by purchase, ground lease or otherwise, any real property or other material asset, or the entry into of any agreement, commitment or assumption with respect to any of the foregoing, or the making or posting of any deposit (refundable or non-refundable);

(vii)
taking any action by the Company that is reasonably likely to result in any Member or any of its Affiliates having individual liability under any so called “bad boy” guaranties or similar agreements provided to third party lenders in respect of financings relating to the Property, the Company, the Subsidiaries or any of their assets which provide for recourse as a result of willful misconduct, fraud or gross negligence, or for failure to comply with the covenants or any other provisions of such “bad boy” guaranties (each, a “Non-Recourse Carveout Guaranty”);

(vii)	entering into, renewing or terminating any property management, leasing or development contract, other than the Management Agreement;

(ix)	the amendment of this Agreement; or

(x)	the decision to call for additional capital under Section 5.2.

“Management Agreement” shall mean that certain property management agreement to be attached hereto as Exhibit C and to be entered into between the Company, as owner, and Property Manager, as property manager, pursuant to which Property Manager will provide certain management services for the Property.

“Manager” and “Managers” shall have the meaning provided in Section 9.1(a).

“Mandatory Bell Capital Contribution” shall be the Mandatory Capital Contribution allocable to Bell equal to the amount of the Mandatory Capital Contribution multiplied by fifty percent (50%).

“Mandatory Bluerock Capital Contribution” shall be the Mandatory Capital Contribution allocable to Bluerock equal to the amount of the Mandatory Capital Contribution multiplied by fifty percent (50%).

“Mandatory Capital Contribution” shall be the amount of capital required to close the Acquisition of the Property, after taking into account the net proceeds of any purchase money financing, plus such amounts for initial working capital, due diligence-related expense reimbursements and the Acquisition Commission payable to Bell Partners Inc. and such other items as the Members may agree.

 “Member” and “Members” shall mean Bluerock, Bell and any other Person admitted to the Company pursuant to this Agreement.  For purposes of the Act, the Members shall constitute a single class or group of members.

“Member in Question” shall have the meaning provided in Section 17.12.

“Net Income” shall mean the amount, if any, by which Income for any period exceeds Loss for such period.

“Net Loss” shall mean the amount, if any, by which Loss for any period exceeds Income for such period.

 “Non-Initiating Indemnitees” shall have the meaning provided in Section 15.2(c).

“Non-Initiating Member” shall have the meaning provided in Section 15.2(a).

“Non-Recourse Carveout Guaranty” shall have the meaning provided in the definition of “Major Decision.”

“Offer” shall have the meaning provided in Section 15.2(a).

“Offeror” shall have the meaning provided in Section 15.1(b).

“Offeree” shall have the meaning provided in Section 15.1(b).

“Ownership Entity” shall have the meaning provided in Section 15.2(a).

“Percentage Interest” shall mean with respect to each Member that fraction, expressed as a percentage, having as its numerator the total number of Units owned by such Member and having as its denominator the total number outstanding Units as of such time.  The sum of the Percentage Interests of all Members shall at all times equal 100%.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other legal entity.

“Preferred Return” shall mean an amount equal to an 8.0% Internal Rate of Return on a Member’s Capital Contribution.  The Preferred Return will initially begin to accrue on the date of a Member’s Capital Contribution to the Company, as to each Capital Contribution.

“Prior Acts” shall have the meanings provided in Sections 15.1(e) and 15.2(c), respectively.

“Property” shall have the meaning provided in Section 3.

“Property Manager” shall mean Bell Partners Inc., so long as the Management Agreement is in full force and effect and, thereafter, the entity performing similar services with respect to the Property.

“Property Manager Reports” shall have the meaning set forth in Section 8.2(c).

“Pursuer” shall have the meaning provided in Section 10(c).

“REIT” shall mean a real estate investment trust as defined in Code Section 856.

“REIT Member” shall mean any Member, if such Member is a REIT or a direct or indirect subsidiary of a REIT.

“REIT Requirements” shall mean the requirements for qualifying as a REIT under the Code and Regulations.

“Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“Representatives” shall have the meaning provided in Section 14.1.

“Response Period” shall have the meaning provided in Section 15.2(b).

“Sale Notice” shall have the meaning provided in Section 15.2(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Member Carveout Guarantor” shall have the meaning provided in Section 15.1(e).

“Subsidiary” shall mean any corporation, partnership, limited liability company or other entity of which fifty percent (50%) or of which at least a majority of the capital stock or other equity securities is owned by the Company or more is owned by the Company.

“Tax Matters Member” shall have the meaning provided in Section 8.3.

“Total Investment” shall mean the sum of the aggregate Capital Contributions made by a Member.

“Transfer” means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, voluntary or involuntary, by operation of law or otherwise and, as a verb, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

“Units” means the units into which Interests of the Members are divided.  Unless otherwise provided herein, references made herein to Units of a Member shall include all of that portion of such Member’s Interest that is represented by, attributable to, or that otherwise relates to such Units.

 “Valuation Amount” shall have the meaning provided in Section 15.1(b).

Section 2.	Organization of the Company.

2.1 Name.  The name of the Company shall be “Bell BR Hillsboro Village JV, LLC”.  The business and affairs of the Company shall be conducted under such name or such other name as the Managers deem necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Company may elect to do business.

2.2 Place of Registered Office; Registered Agent.  The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.  The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Wilmington, Delaware 19808.  The Managers may at any time on five (5) days prior notice to all Members change the location of the Company’s registered office or change the registered agent.

2.3 Principal Office.  The principal address of the Company shall be c/o Bell Partners Inc., 300 North Greene Street, Suite 1000, Greensboro, North Carolina 27401, and the principal office of Property Manager shall be c/o Bell Partners Inc., 300 North Greene Street, Suite 1000, Greensboro, North Carolina 27401, or, in each case, at such other place or places as may be determined by the Managers from time to time.

2.4 Filings. On or before execution of this Agreement, an authorized person within the meaning of the Act shall have duly filed or caused to be filed the Certificate of Formation of the Company with the office of the Secretary of State of Delaware, as provided in Section 18-201 of the Act, and the Members hereby ratify such filing.  The Manager shall use its best efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware.  Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

2.5 Term.  The Company shall continue in existence from the date hereof until September 30, 2060, unless extended by the Members, or until the Company is dissolved as provided in Section 13, whichever shall occur earlier.

2.6 Expenses of the Company.  Other than the reimbursement of costs and expenses as provided herein, including Section 8.6, and the fees described in Section 9.6, no fees, costs or expenses shall be payable by the Company to any Member (or its Affiliates).

Section 3.	Organization of the Company.

The purpose of the Company, subject in each case to the terms hereof, shall be to engage in the business of acquiring, owning, operating, developing, renovating, repositioning, managing, leasing, selling, financing and refinancing the real estate and any real estate related investments (or portions thereof) known as the Gardens at Hillsboro Village, which is located at 2101 Portland Avenue, Nashville, TN, which is held by the Company (any property acquired as aforesaid shall hereinafter be referred to as the “Property”), and all other activities reasonably necessary to carry out such purposes.

Section 4.	Organization of the Company.

4.1 Bluerock Conditions.  The obligation of Bluerock to make the Mandatory Bluerock Capital Contribution under Section 5.1 and to otherwise consummate the transactions contemplated herein is subject to fulfillment of all of the following conditions on or prior to the date of closing of the Acquisition:

(a)           Bell shall deposit in the Company’s bank account or the designated escrow account of Chicago Title Insurance Company (“Title Company”) the amount of its Mandatory Bell Capital Contribution;

(b)           The Management Agreement shall have been executed by the Company, and Property Manager;

(c)           All of the representations and warranties of Bell and Property Manager contained in this Agreement and the Collateral Agreements shall be true and correct as of the date hereof;

(d)           The Company shall have received the loan proceeds contemplated by the loan documents to be entered into between the Company and CBRE Multifamily Capital, Inc. and its further assignee, the Fannie Mae Delegated Underwriting and Service Program (the “Loan Documents”); provided however, if such failure to receive loan proceeds is solely attributable to the failure of Bluerock to fund its Mandatory Bluerock Capital Contribution, Bluerock may not use this condition to excuse its performance;

(e)           Execution by Bell Partners Inc. and Bell Fund III, LLC of the Non-Recourse Carveout Guaranties and execution of that certain agreement by and among James G. Babb III, R. Ramin Kamfar, Bell Partners Inc. and Bell Fund III, LLC, providing for the allocation of liability and contribution for losses arising from the Non-Recourse Carveout Guaranties constituting part of the Loan Documents that shall have been executed by such guarantors (the “Backstop Agreement”); and

(f)           Bell Lender shall have made the Bluerock Bridge Loan.

4.2 Bell Conditions.  The obligation of Bell to make the Mandatory Bell Capital Contribution under Section 5.1 and to otherwise consummate the transactions contemplated herein is subject to fulfillment of all of the following conditions on or prior to the date of closing of the Acquisition:

(a)           Bluerock shall deposit into the Company’s bank account or Title Company’s designated escrow account the amount of its Mandatory Bluerock Capital Contribution;

(b)           The Company shall have received the loan proceeds contemplated by the Loan Documents; provided however, if such failure to receive loan proceeds is solely attributable to the failure of Bell to fund its Mandatory Bell Capital Contribution, Bell may not use this condition to excuse its performance;

(c)           The Management Agreement shall have been executed between the Company and Property Manager;

(d)           All of the representations and warranties of Bluerock contained in this Agreement and the Collateral Agreements shall be true and correct as of the date hereof;

(e)           Execution by James G. Babb III and R. Ramin Kamfar of the Non-Recourse Carveout Guaranties and execution of the Backstop Agreement by and among James G. Babb III and R. Ramin Kamfar, Bell Partners Inc. and Bell Fund III, LLC; and

(f)           Execution and delivery by Bluerock to Bell Lender of the Bluerock Bridge Loan Documents.

Section 5.	Capital Contributions, Loans, Percentage Interests and Capital Accounts.

5.1 Initial Capital Contributions; Mandatory Capital Contributions; Bluerock Supplemental Capital Contribution

(a) As of the date hereof, Bluerock and Bell have made the initial Capital Contributions set forth in Exhibit A attached hereto.

(b) Subject to the conditions set forth in Section 4, Bluerock and Bell shall each make their respective Mandatory Bluerock Capital Contribution and Mandatory Bell Capital Contribution.

5.2 Additional Capital Contributions.

(a)            Additional Capital Contributions may be called for from the Members by the Managers by written notice to the Members from time to time as and to the extent capital is necessary to effect an investment or expenditures approved by the Managers.  Except as otherwise agreed by the Members, such subsequent and additional Capital Contributions shall be in an amount for each Member equal to the product of the amount of the aggregate Capital Contribution called for multiplied by fifty percent (50%) in the case of Bluerock and fifty percent (50%) in the case of Bell, and shall be payable by the Members to the Company upon the earlier of (i) twenty (20) days after written request from the Company, or (ii) the date when the Capital Contribution is required, as set forth in a written request from the Company.

(b)           If a Member (a “Defaulting Member”) fails to make a Capital Contribution that is required as provided in Section 5.2(a) within the time frame required therein (the amount of the failed contribution and related loan shall be the “Default Amount”), the other Member, provided that it has made the Capital Contribution required to be made by it, in addition to any other remedies it may have hereunder or at law, shall have one or more of the following remedies:

(1)           to advance to the Company on behalf of, and as a loan to the Defaulting Member, an amount equal to the Default Amount to be evidenced by a promissory note in form reasonably satisfactory to the non-failing Member (each such loan, a “Default Loan”).  The Capital Account of the Defaulting Member shall be credited with the amount of such Default Amount attributable to a Capital Contribution and the aggregate of such amounts shall constitute a debt owed by the Defaulting Member to the non-failing Member.  Any Default Loan shall bear interest at the rate of twenty (20%) percent per annum, but in no event in excess of the highest rate permitted by applicable laws (the “Default Loan Rate”), and shall be payable by the Defaulting Member on demand from the non-failing Member and from any Distributions due to the Defaulting Member hereunder.  Interest on a Default Loan to the extent unpaid, shall accrue and compound on a quarterly basis.  A Default Loan shall be prepayable, in whole or in part, at any time or from time to time without penalty.  Any such Default Loans shall be with full recourse to the Defaulting Member and shall be secured by the Defaulting Member’s interest in the Company including, without limitation, such Defaulting Member’s right to Distributions.  In furtherance thereof, upon the making of such Default Loan, the Defaulting Member hereby pledges, assigns and grants a security interest in its Interest to the non-failing Member and agrees to promptly execute such documents and statements reasonably requested by the non-failing Member to further evidence and secure such security interest.  Any advance by the non-failing Member on behalf of a Defaulting Member pursuant to this Section 5.2(b)(1) shall be deemed to be a Capital Contribution made by the Defaulting Member except as otherwise expressly provided herein.  All Distributions to the Defaulting Member hereunder shall be applied first to payment of any interest due under any Default Loan and then to principal until all amounts due thereunder are paid in full.  While any Default Loan is outstanding, the Company shall be obligated to pay directly to the non-failing Member, for application to and until all Default Loans have been paid in full, the amount of (x) any Distributions payable to the Defaulting Member, and (y) any proceeds of the sale of the Defaulting Member’s Interest in the Company;

(2)           subject to any applicable thin capitalization limitations on indebtedness of the Company, to treat its portion of such Capital Contribution as a loan to the Company (rather than a Capital Contribution) and to advance to the Company as a loan to the Company an amount equal to the Default Amount, which loan shall be evidenced by a promissory note in form reasonably satisfactory to the non-failing Member and which loan shall bear interest at the Default Loan Rate and be payable on a first priority basis by the Company from available Cash from Operations and Cash from Sale or Refinancing, prior to any Distributions made to the Defaulting Member.  If each Member has loans outstanding to the Company under this provision, such loans shall be payable to each Member in proportion to the outstanding balances of such loans to each Member at the time of payment.  Any advance to the Company pursuant to this Section 5.2(b)(2) shall not be treated as a Capital Contribution made by the Defaulting Member;

(3)           in lieu of the remedies set forth in subparagraphs (1) or (2), revoke its portion of such additional Capital Contribution, whereupon the portion of the Capital Contribution made by the non-failing Member shall be returned within ten (10) days with interest computed at the Default Loan Rate by the Company.

(c)           Notwithstanding the foregoing provisions of this Section 5.2, no additional Capital Contributions shall be required under Section 5.2 from any Member if (i) the Company or any other Person shall be in default (or with notice or the passage of time or both, would be in default) in any material respect under any loan, indenture, mortgage, lease, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company (or any of its Subsidiaries) or any of its properties or assets is or may be bound; provided, however, if such additional Capital Contribution is required to cure a monetary default thereunder then this subsection (i) exception shall not apply, (ii) any other Member, the

Company or any of its Subsidiaries shall be insolvent or bankrupt or in the process of liquidation, termination or dissolution, (iii) any other Member, the Company or any of its Subsidiaries shall be subjected to any pending litigation (x) in which the amount in controversy exceeds $500,000, (y) which litigation is not being defended by an insurance company who would be responsible for the payment of any judgment in such litigation, and (z) which litigation if adversely determined could have a material adverse effect on such other Member and/or the Company or any of its Subsidiaries and/or could interfere with their ability to perform their obligations hereunder or under any Collateral Agreement, or (iv) there has been a material adverse change in (including, but not limited to, the financial condition of) any other Member (and/or its Affiliates) which, in Member’s reasonable judgment, prevents such other Member (and/or its Affiliates) from performing, or substantially interferes with their ability to perform, their obligations hereunder or under any Collateral Agreement.  If any of the foregoing events shall have occurred and any Member elects not to make a Capital Contribution on account thereof, then any other Member which has made its pro rata share of such Capital Contribution shall be entitled to a return of such Capital Contribution from the Company.

5.3 Percentage Ownership Interest.  The Members shall have the initial Units and the initial Percentage Interests in the Company set forth on Exhibit A immediately following the Capital Contributions provided for in Section 5.1.  Exhibit A shall be amended from time to time to reflect changes in the Percentage Interests pursuant to this Agreement.  Percentage Interests shall not be adjusted by Distributions made (or deemed made) to a Member under Sections 6.1 or 6.2.  The Units of the Company shall be represented by certificates in the form adopted by the Managers.

5.4 Return of Capital Contribution.  Except as approved by each of the Members, no Member shall have any right to withdraw or make a demand for withdrawal of the balance reflected in such Member’s Capital Account (as determined under Section 5.6) until the full and complete winding up and liquidation of the business of the Company.

5.5 No Interest on Capital.  Interest earned on Company funds shall inure solely to the benefit of the Company, and no interest shall be paid upon any Capital Contributions nor upon any undistributed or reinvested income or profits of the Company.

5.6 Capital Accounts.  A separate capital account (the “Capital Account”) shall be maintained for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Regulations. Without limiting the foregoing, the Capital Account of each Member shall be increased by (i) the amount of any Capital Contributions made by such Member, (ii) the amount of income allocated to such Member and (iii) the amount of income or profits, if any, allocated to such Member not otherwise taken into account in this Section 5.6.  The Capital Account of each Member shall be reduced by (i) the amount of any cash and the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to), (ii) the amount of Loss allocated to the Member and (iii) the amount of expenses or losses, if any, allocated to such Member not otherwise taken into account in this Section 5.6.  The Capital Accounts of the Members shall not be increased or decreased pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the Company’s assets on the Company’s books in connection with any contribution of money or other property to the Company pursuant to Section 5.2 by existing

Members.  If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if such property had instead been sold by the Company for a price equal to its fair market value, the gain or loss allocated pursuant to Section 7, and the proceeds distributed in the manner set forth in Sections 6.1 and 6.2 or Section 13.3(d)(iii).  No Member shall be obligated to restore any negative balance in its Capital Account.  No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein.  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations.

5.7 New Members.  The Company may issue additional Interests and thereby admit a new Member or Members, as the case may be, to the Company, only if such new Member (i) has delivered to the Company its Capital Contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Company shall reasonably require to so admit such new Member to the Company.  Without the prior written consent of each then-current Member, a new Member may not be admitted to the Company if the Company would, or may, have in the aggregate more than one hundred (100) members.  For purposes of determining the number of members under this Section 5.7, a Person (the “Beneficial Owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “Flow-Through Entity”) shall be considered a member, but only if (i) substantially all of the value of the Beneficial Owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Managers, a principal purpose of the use of the Flow-Through Entity is to permit the Company to satisfy the 100-member limitation.

Section 6.	Distributions.

The Managers shall calculate and determine the amount of Distributable Funds for each applicable period.  Except as provided in Sections 5.2(b), 6.3 or 13.3 or otherwise provided in this Agreement or the Bluerock Bridge Loan Documents, Distributable Funds, if any, shall be distributed to the Members (or, as to the Disposition Commission, to Bell Partners Inc.) as set forth in Sections 6.1 and 6.2 below, in proportion to their Percentage Interests, on the 15th day of the month following each calendar quarter or from time to time as determined by the Managers (or in the case of the Disposition Fee to Bell Partners Inc. on or promptly following the date of the disposition of the Property).

6.1 Cash from Operations Distributable Funds arising from Cash from Operations shall be distributed to the Members in proportion to their Percentage Interests.

6.2 Cash from Sale or Refinancing. Distributable Funds arising from Cash from Sale or Refinancing shall be distributed as follows:

(a)
First, to the Members in proportion to their Percentage Interests until the Members have been distributed (under this Section 6.2(a) and Section 6.1) an amount equal to their accrued but undistributed Preferred Return;

(b)	Second, Disposition Commissions payable to Bell Partners Inc. under Section 9.6(c); and

(c)	Third, 100% to the Members in proportion to their Percentage Interests.

6.3 Indemnity Obligations Any distributions otherwise payable to a Member under this Agreement shall be applied first to satisfy amounts due and payable on account of the indemnity and/or contribution or other obligations of such Member under this Agreement, the Bluerock Bridge Loan Documents, and/or any other agreement delivered by such Member to the Company or any other Member or Affiliate of a Member (including but not limited to the Backstop Agreement) but shall be deemed distributed to such Member for purposes of this Agreement.

6.4 Distributions in Kind.  In the discretion of the Managers, Distributable Funds may be distributed to the Members in cash or in kind; provided, however, that no Member may be compelled to accept from the Company a distribution of any asset in kind unless each Member receives at the same time a distribution of an interest in the property being distributed that is proportionate to such Member’s Percentage Interest.  In the case of all assets to be distributed in kind, the amount of the distribution shall equal the fair market value of the asset distributed as determined by the Managers.  In the case of a distribution of publicly traded property, the fair market value of such property shall be deemed to be the average closing price for such property for the thirty (30) day period immediately prior to the distribution, or if such property has not yet been publicly traded for thirty (30) days, the average closing price of such property for the period prior to the distribution in which the property has been publicly traded.

Section 7.	Allocations.

7.1 Allocation of Net Income and Net Losses Other than in Liquidation.  Except as otherwise provided in this Agreement, Net Income and Net Losses of the Company for each Fiscal Year shall be allocated among the Members in a manner such that, as of the end of such Fiscal Year and taking into account all prior allocations of Net Income and Net Losses of the Company and all distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the distributions that would be made to such Member pursuant to Sections 6.1 and 6.2 if the Company were dissolved, its affairs wound up and assets sold for cash equal to their tax basis (or book value in the case of assets that have been revalued in accordance with Section 704(b) of the Code), all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Sections 6.1 and 6.2 immediately after such allocation.

7.2 Allocation of Net Income and Net Losses in Liquidation.  Net Income and Net Losses realized by the Company in connection with the liquidation of the Company pursuant to Section 13 shall be allocated among the Members in a manner such that, taking into account all prior allocations of Net Income and Net Losses of the Company and all distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the amount which such Member is entitled to receive pursuant to Section 13.3(d)(iii).

                                7.3 U.S. Tax Allocations.

(a)           Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss, deduction or credit was allocated pursuant to the preceding paragraphs of this Section 7.

(b)           In accordance with Code Section 704(c) and the Regulations promulgated thereunder, income and loss with respect to any property contributed to the capital of the Company (including, if the property so contributed constitutes a partnership interest, the applicable distributive share of each item of income, gain, loss, expense and other items attributable to such partnership interest whether expressly so allocated or reflected in partnership allocations) shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Agreed Upon Value at the time of contribution.  Such allocation shall be made in accordance with such method set forth in Regulations Section 1.704-3(b) as the Managers in their reasonable discretion approve.

Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 7.3. are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Net Income, Net Loss, other items or distributions pursuant to any provisions of this Agreement.

Section 8.	Books, Records, Tax Matters and Bank Accounts.

8.1 Books and Records.  The books and records of account of the Company shall be maintained in accordance with industry standards and shall be based on the Property Manager Reports.  The books and records shall be maintained at the Company’s principal office or at such other location designated by the Managers, and all such books and records (and the dealings and other affairs of the Company and its Subsidiaries) shall be available to any Member at such location for review, investigation, audit and copying, at such Member’s sole cost and expense, during normal business hours on at least twenty-four (24) hours prior notice.  In connection with such review, investigation or audit, such Member (and its representatives and agents) shall have the unfettered right to meet and consult with any and all employees of Property Manager (or any of their respective Affiliates) and to attend meetings and independently meet and consult with any and all third parties having dealings or any other relationship with the Company or any of its Subsidiaries or with Property Manager in respect of the Company or any of its Subsidiaries.

               8.2 Reports and Financial Statements.

(a)           Within sixty (60) days of the end of each Fiscal Year, or such later date as specified herein, Bell (or such other party as the Managers may designate) shall cause each

Member to be furnished with two sets of the following annual reports computed as of the last day of the Fiscal Year:

(i)	An unaudited balance sheet of the Company;

(ii)	An unaudited statement of the Company’s profit and loss; and

(iii)	A statement of the Members’ Capital Accounts and changes therein for such Fiscal Year to be provided with the tax returns.

(b)           Within fifteen (15) days of the end of each quarter of each Fiscal Year, the Property Manager shall cause to be furnished to Bluerock such information as requested by Bluerock as is necessary for any REIT Member (whether a direct or indirect owner) to determine its qualification as a REIT and its compliance with REIT Requirements as shall be requested by Bluerock.  Further, the Property Manager shall cooperate in a reasonable manner at the request of any Member to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates.

(c)           The Members acknowledge that the Property Manager is obligated to perform Project-related accounting and furnish Project-related accounting statements under the terms of the Management Agreement (the “Property Manager Reports”).  Managers shall be entitled to rely on the Property Manager Reports with respect to their obligations under this Section 8, and the Members acknowledge that the reports to be furnished shall be based on the Property Manager Reports, without any duty on the part of the Managers to further investigate the completeness, accuracy or adequacy of the Property Manager Reports.

8.3           Tax Matters Member.  Bell is hereby designated as the “tax matters partner” of the Company and the Subsidiaries, as defined in Section 6231(a)(7) of the Code (the “Tax Matters Member”) ”); provided, however, the Tax Matters Member shall not without the affirmative written consent of the Managers: (a) extend the statute of limitations for assessing or computing any tax liability against the Company (or the amount or character of any Company tax items); (b) settle any audit with the IRS concerning the adjustment or readjustment of any Company item(s) (within the meaning of Section 6231(a)(3) of the Code); (c) file a request for an administrative adjustment with the IRS at any time or file a petition for judicial review with respect to any such request; (d) initiate or settle any judicial review or action concerning the amount or character of any Company tax item(s) (within the meaning of Section 6231(a)(3) of the Code); (e) intervene in any action brought by any other Member for judicial review of a final adjustment; or (f) approve the settlement or compromise of any other review or action concerning the amount or character of any Company tax items.  The foregoing restrictions are not intended to affect any rights a Member may have as a Member of the Company acting other than in such Member’s capacity as a Tax Matters Member.  Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company and the Subsidiaries under the Code or state tax law shall be timely determined and made by the Tax Matters

Member; provided, that such elections do not materially alter the economic arrangement of the Members or otherwise unfairly discriminate against any Member.  The Members intend that the Company be treated as a partnership for U.S. federal, state and local tax purposes, and the Members will not elect or authorize any person to elect to change the status of the Company from that of a partnership for U.S. federal, state and local income tax purposes.  The Tax Matters Member agrees to consult with Bell with respect to any written notice of any material tax elections and any material inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority.  In addition, upon the request of any Member, the Company and each Subsidiary shall make an election pursuant to Code Section 754 to adjust the basis of the Company’s property in the manner provided in Code Sections 734(b) and 743(b).  The Company hereby indemnifies and holds harmless The Tax Matters Member from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the “tax matters partner” of the Company and the Subsidiaries, provided that any such action or failure to act does not constitute gross negligence or willful misconduct.  The Company shall reimburse and otherwise bear all costs incurred by a Tax Matters Partner in connection with serving in that position, including, without limitation, the fees of any accountants and/or lawyers retained by the Tax Matters Member in connection with any Internal Revenue Service audit of the Company.

8.4           Bank Accounts.  All funds of the Company are to be deposited in the Company’s name in such bank account or accounts as may be designated by the Managers and shall be withdrawn on the signature of such Person or Persons as the Managers may authorize.  In addition, each Member shall be authorized on the Company’s bank accounts if such Member so requests.

8.5           Tax Returns.  Bell Partners Inc. shall cause to be prepared all income and other tax returns of the Company and the Subsidiaries required by applicable law and shall submit such returns to the Members for their review, comment and approval at least ten (10) days prior to the due date or extended due date thereof and shall thereafter cause the same to be filed in a timely manner (including extensions).  No later than the due date or extended due date, the Managers shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and such Subsidiaries with respect to such Fiscal Year, together with such information with respect to the Company and such Subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns.  The Managers shall further cause the Company to deliver any and all copies of tax returns of the Company and its Subsidiaries required to be delivered under the Loan Documents.

8.6           Expenses.  Notwithstanding any contrary provision of this Agreement, the Members acknowledge and agree that the reasonable expenses and charges incurred directly or indirectly by or on behalf of the Managers in connection with their obligations under this Section 8 will be reimbursed by the Company to each of the Managers, as applicable.

Section 9.	Management and Operations.

9.1 Management.

(a)           The Company shall be managed by one or more managers (each, a “Manager,” and collectively, the “Managers”.  The Managers may also be referred to collectively as the “Co-Managers,” and individually as a “Co-Manager”). Upon repayment of the Bluerock Bridge Loan in full by Bluerock, Bluerock shall have the power and authority to appoint one (1) Manager without any further action or approval by any Member, and Bluerock hereby designates Bluerock as its initial Manager.  Bell shall have the power and authority to appoint one (1) Manager without any further action or approval by any Member, and Bell hereby appoints Bell Partners Inc. as its initial Manager.  A Member may only remove and replace a Manager appointed by that Member.  Each Manager may appoint one or more of its officers to act on its behalf.

(b)           If there is more than one Manager, the Managers acting jointly, and each of them if acting with the approval of the other, shall have the authority to exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and to take any other action not prohibited under the Act or other applicable law, so far as such powers or actions are necessary or convenient or related to the conduct, promotion or attainment of the business, purposes or activities of the Company.  If there is only one Manager, the Manager acting alone shall have the authority to exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and to take any other action not prohibited under the Act or other applicable law, so far as such powers or actions are necessary or convenient or related to the conduct, promotion or attainment of the business, purposes or activities of the Company.  Prior to the payment in full of the Bluerock Bridge Loan and provided that Bluerock is not in default under the Bluerock Bridge Loan Documents, the consent of Bluerock shall be required for any Major Decision.

(c)           Intentionally Omitted

(d)           The signature of any Manager (or other individual to whom the Managers have delegated the appropriate authority) is sufficient to constitute execution of a document on behalf of the Company (if the execution of such document has been approved in accordance with the terms of this Agreement), including the Loan Documents and any other promissory notes with respect to indebtedness for borrowed money and related trust deeds, mortgages and other security instruments.  A copy or extract of this Agreement may be shown to the relevant parties in order to confirm such authority.

(e)           At such time as there is more than one Manager, the Managers shall meet once every quarter (unless waived by mutual agreement of the Members) and at such other times as may be necessary for the conduct of the Company’s business on at least five (5) days prior written notice of the time and place of such meeting given by any Manager.  Notice of regular meetings of the Managers is not required.  Managers may waive in writing the requirement for notice before, at or after a special meeting, and attendance at such a meeting without objection by a Manager shall be deemed a waiver of such notice requirement.  So long as the Bluerock Bridge Loan has been repaid, notice of any special meeting may be given by Bluerock to each of the managers of Bluerock (the “Bluerock Managers”) and the Bluerock Managers may be invited by Bluerock to attend any quarterly meeting of the Managers, and be provided the right to substantially participate at such meetings in discussions regarding the affairs of the Company, including the operation, management and potential refinancing or sale or other transfer of the Property.  The Managers shall consider any matters raised by the Bluerock Managers in good faith, and shall provide, if requested, direct and substantial access to the Property Manager so that the Bluerock Managers are able, subject to the terms of the Management Agreement, to substantially and directly participate in decisions regarding the management of the Property.  Any meeting of the Managers may be held by conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other.  Participation in a telephonic and/or video conference meeting held pursuant to this Section 9.1(e) shall constitute presence in person at such meeting.

(f)           Except as otherwise specifically provided in this Agreement, no Member will act for, deal on behalf of, or bind the Company in any way, other than in its capacity as a Manager of the Company, if any.

9.2 Annual Business Plan.  No later than thirty (30) days prior to the end of the then current Fiscal Year (beginning with the 2011 Annual Business Plan), Property Manager shall prepare (or cause to be prepared) and shall deliver to the Managers for approval pursuant to Section 9.1 the annual business plan for the next Fiscal Year.  If Property Manager fails to deliver a proposed annual business plan or if the plan proposed is unacceptable to the Managers, the Managers shall have the right to prepare a proposed annual business plan (a plan approved by the Managers, is referred to herein as the “Annual Business Plan”). No material changes or departures from any item in an Annual Business Plan approved by the Managers shall be made by Property Manager without the prior approval of the Managers.  It is anticipated that the Annual Business Plan shall include, in the discretion of the Managers, some or all of the provisions described in Exhibit B attached hereto, as the Managers deem appropriate based on the then current circumstances with respect to the Property and the Company.

9.3 Implementation of Plan by Property Manager.  Property Manager shall, subject to the limitations contained herein, the availability of operating revenues and other cash flow and any other matters outside of the reasonable control of Property Manager, implement and shall not vary or modify the then applicable Annual Business Plan without the prior written approval of the Managers. Property Manager shall promptly advise and inform the Managers of any transaction, notice, event or proposal directly relating to the management and operation of the Property, other assets of the Company or the Company or any Subsidiary which does or is likely to significantly affect, either adversely or favorably, such Property, other assets of the Company or the Company or such Subsidiary or cause a significant deviation from the Annual Business Plan.  Nothing contained herein shall in any way diminish the obligations or duties of Property Manager hereunder.

9.4 Affiliate Transactions.  No agreement shall be entered into by the Company or any Subsidiary with a Member or any Affiliate of a Member and no decision shall be made in respect of any such agreement (including, without limitation, the enforcement or termination thereof) unless such agreement or related decision shall have been approved in writing by the Managers.  Without limiting the foregoing, any such agreement shall be on arm’s length terms and conditions, and unless otherwise specified or otherwise provided by Section 9.6 below, shall be terminable on fifteen (15) days’ notice without penalty and the terms and conditions of such agreement shall be disclosed to the Managers prior to the execution and delivery thereof.  Further, the written approval of Bluerock shall be required prior to the use of the name “Bluerock” in connection with any matter or transaction.  Notwithstanding the foregoing to the contrary, the Management Agreement is deemed to be approved by Bluerock, Bell and the Managers.

                                9.5 Other Activities.

(a)           Right to Participation in Other Member Ventures.  Neither the Company nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities of any of the other Members or their Affiliates, or in the income or proceeds derived from such ventures, activities or opportunities.

(b)           Limitation on Actions of Members; Binding Authority.  No Member shall, without the prior written consent of the other Members, take any action on behalf of, or in the name of, the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or, in its capacity as a Member or Manager of the Company, perform any act in any way relating to the Company or the Company’s assets, except in a manner and to the extent consistent with the provisions of this Agreement.

                                9.6 Management Agreement.

(a)           The Company shall enter into the Management Agreement for the Property with Property Manager (which Management Agreement shall be updated and supplemented from time to time) pursuant to which Property Manager will provide the management services described therein to the Company.

(b)           After the Bluerock Bridge Loan has been repaid in full by Bluerock, the Management Agreement shall be terminable either (i) in the event of an exercise of rights under Section 15, or (ii) by the Company and/or Bluerock only “for cause,” as defined in the Management Agreement on written notice from the Managers or Bluerock to Property Manager (for the avoidance of doubt, a termination “for cause” or in the event of an exercise of rights by either party under Section 15 shall not be a Major Decision). The Managers acknowledge that a third party lender may require the Management Agreement to be terminable on thirty (30) days notice but neither the Managers or Bluerock shall exercise such right except (i) as provided herein for cause; or (ii) as required by such lender.  Any delegation of the responsibilities of Property Manager or the subcontracting for such services will be subject to Bluerock’s prior written consent.  Separate agreements may also be entered into with Bell, Bluerock, their respective Affiliates, or with third parties for certain services to be provided to the Company, including leasing, construction management, property management, asset management, technology services, etc.  Such arrangements shall be at market rates, and shall be entered into only with the prior written approval of the Managers and Bluerock, consistent with an approved budget and business plan for each asset.  Unless otherwise agreed, all such contracts will be payable on a monthly basis and will be terminable upon thirty (30) day’s notice for any reason or no reason.

(c)           On the date the Company or its Subsidiary shall acquire the Property (the “Acquisition Date”), Bell Partners Inc. shall earn and the Company shall pay (or cause its Subsidiary to pay) an Acquisition Commission to Bell Partners Inc.  The cost to the Company of the Acquisition Commission shall be borne equally by Bluerock and Bell, and shall be included in their respective Capital Contributions.  Upon the sale of the Property by the Company (and so long as Bluerock and Bell have each been paid their respective Preferred Return), Bell Partners Inc. shall earn and the Company shall pay to Bell Partners Inc. a real estate commission (the “Disposition Commission”) in an amount equal to the contract sales price of the Property multiplied by one percent (1.0%).

                                9.7 Operation in Accordance with REOC/REIT Requirements.

(a)           The Members acknowledge that Bluerock or one or more of its Affiliates (an “BR Affiliate”) intends to qualify as a “real estate operating company” or “venture capital operating company” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. §2510.3-101 (a “REOC”), and agree that the Company and its Subsidiaries shall be operated in a manner that will enable Bluerock and such BR Affiliate to so qualify.  Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall not take, or refrain from taking, any action that would result in Bluerock or a BR Affiliate from failing to qualify as a REOC.  The Members acknowledge and agree that Bluerock may assign any or all of its rights or powers under this Agreement as Manager, to designate committee representatives, to provide consents and approvals, or any other rights or powers to one or more of its BR Affiliates as it deems appropriate, and the exercise of any such rights or powers by a BR Affiliate shall have full force and effect under this Agreement without the need for any further consent or approval.  Except as disclosed to Bluerock, Bell (a) shall not fund any Capital Contribution "with the 'plan assets' of any 'employee benefit plan' within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended or any 'plan' as defined by Section 4975 of the Internal Revenue Code of 1986, as amended", and (b) shall comply with any requirements specified by Bluerock in order to ensure compliance with this Section 9.7.

(b)           Except for the Property, neither the Company nor its Subsidiaries shall hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any Person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any “unrelated business taxable income” as such term is defined in Code Sections 511 through 514, unless specifically agreed to by the Managers in writing. No Manager or Member shall be liable for any income or other taxes, damages, costs or expenses incurred by the Company or any Member by reason of the recognition by the Company of UBTI, unless caused by its own willful misconduct or gross negligence and not related to the Property.

(c)           The Company (and any direct or indirect Subsidiary of the Company) may not engage in any activities or hold any assets that would constitute or result in the occurrence of a REIT Prohibited Transaction as defined herein.  Notwithstanding anything to the contrary contained in this Agreement, during the time a REIT Member is a Member of the Company, neither the Company, any direct or indirect Subsidiary of the Company, nor any Member of the Company shall take or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of a REIT Prohibited Transaction by the Company or any

direct or indirect Subsidiary thereof, including without limiting the generality of the foregoing, but in amplification thereof:

(i) Entering into any lease, license, concession or other agreement or permitting any sublease, license, concession or other agreement that provides for rent or other payment based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any costs of the lessee (and in the case of a sublease, without reduction for any sublessor costs);

(ii) Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease;

(iii) Acquiring or holding any debt investments, excluding for these purposes “debt” solely between wholly-owned Subsidiaries of the Company, unless (I) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (II) the debt is fully secured by mortgages on real property or on interests in real property.  Notwithstanding anything to the contrary herein, in the case of debt issued to the Company by a Subsidiary which is treated as a “taxable REIT subsidiary” of the REIT Member, such debt shall be secured by a mortgage or similar security interest, or by a pledge of the equity ownership of a subsidiary of such taxable REIT subsidiary;

(iv) Acquiring or holding, directly or indirectly, more than 10% of the outstanding securities of any one issuer (by vote or value) other than an entity which either (i) is taxable as a partnership or a disregarded entity for United States federal income tax purposes, (ii) has properly elected to be a taxable REIT subsidiary of the REIT Member by jointly filing with REIT, IRS Form 8875, or (iii) has properly elected to be a real estate investment trust for U.S. federal income tax purposes;

(v) Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company or REIT Member do not, directly or indirectly, derive revenue or (B) a taxable REIT subsidiary of REIT Member who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Property’s tenants);

(vi) Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, does not qualify as either (i) “rents from real property” or (ii) “interest on obligations secured by mortgages on real property or on interests in real property,” in each case as such terms are defined in Section 856(c) of the Code;

(vii) Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account;

(viii) Selling or disposing of any property, subsidiary or other asset of the Company prior to (i) the completion of a two (2) year holding period with such period to begin on the date the Company acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (ii) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT; or

(ix)           Except as otherwise provided by Section 6.3, failing to make current cash distributions to REIT Member each year in an amount which does not at least equal the taxable income allocable to REIT Member for such year.

Notwithstanding the foregoing provisions of this Section 9.7(c), the Company may enter into a REIT Prohibited Transaction if it receives the prior written approval of the REIT Member specifically acknowledging that the REIT Member is approving a REIT Prohibited Transaction pursuant to this Section 9.7(c).  For purposes of this Section 9.7(c), “REIT Prohibited Transactions” shall mean any of the actions specifically set forth in Sections 9.7(c)(i) through (c)(ix).  The Loan, the Bluerock Bridge Loan, or any loan contemplated by Section 5.2(b)(2) shall not be considered a REIT Prohibited Transaction.

                                9.8 FCPA.

(a)           In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials.  The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature.

The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

(b) Each Member agrees to notify immediately the other Member of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

Section 10.	Confidentiality.

(a)           Any information relating to a Member’s business, operation or finances which are proprietary to, or considered proprietary by, a Member are hereinafter referred to as “Confidential Information”.  All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually to a receiving Member, shall be presumed to be Confidential Information at the time of delivery to the receiving Member.  All such Confidential Information shall be protected by the receiving Member from disclosure with the same degree of care with which the receiving Member protects its own Confidential Information from disclosure.  Each Member agrees:  (i) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of the business of the Company and who have agreed to maintain the confidentiality of such Confidential Information and (ii) neither it nor any of its employees or representatives will use the Confidential Information for any purpose other than in connection with the conduct of the business of the Company; provided that such restrictions shall not apply if such Confidential Information:

(x)           is or hereafter becomes public, other than by breach of this Agreement;

(y)           was already in the receiving Member’s possession prior to any disclosure of the Confidential Information to the receiving Member by the divulging Member; or

(z)           has been or is hereafter obtained by the receiving Member from a third party not bound by any confidentiality obligation with respect to the Confidential Information;

provided, further, that nothing herein shall prevent any Member from disclosing any portion of such Confidential Information (1) to the Company and allowing the Company to use such Confidential Information in connection with the Company’s business, (2) pursuant to judicial order or in response to a governmental inquiry, by subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the original divulging Member, (3) as necessary or appropriate in connection with or to prevent the audit by a governmental agency of the accounts of Bell or Bluerock, (4) in order to initiate, defend or otherwise pursue legal proceedings between the parties regarding this Agreement, (5) necessary in connection with a Transfer of an Interest permitted hereunder or (6) to a Member’s respective attorneys or accountants or other representative.

(b)           The Members and their Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, any non-public information relating to the Company and its business, except to the extent such information is required to be disclosed by law or reasonably necessary to be disclosed in order to carry out the business of the Company.  Each Member may, from time to time, provide the other Members written notice of its non-public information which is subject to this Section 10(b).

(c)           Without limiting any of the other terms and provisions of this Agreement (including, without limitation, Section 9.5), to the extent a Member (the “Pursuer”) provides the other Member with information relating to a possible investment opportunity then being actively pursued by the Pursuer on behalf of the Company, the other Member receiving such information shall not use such information to pursue such investment opportunity for its own account to the exclusion of the Pursuer so long as the Pursuer is actively pursuing such opportunity on behalf of the Company and shall not disclose any Confidential Information to any Person (except as expressly permitted hereunder) or take any other action in connection therewith that is reasonably likely to cause damage to the Pursuer.

Section 11.	Representations and Warranties.

11.1 In General.  As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 11.2.  Such representations and warranties shall survive the execution of this Agreement.

11.2 Representations and Warranties.  Each Member hereby represents and warrants that:

(a)           Due Incorporation or Formation; Authorization of Agreement.  Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.  Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.  Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action.  This Agreement constitutes the legal, valid and binding obligation of such Member.

(b)           No Conflict with Restrictions; No Default.  Neither the execution, delivery or performance of this Agreement nor the consummation by such Member (or any of its Affiliates) of the transactions contemplated hereby (i) does or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) does or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its properties or assets is subject, (iii) does or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has constituted) a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of (or has accelerated) the performance required by, give (or has given) to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates or any of their properties or assets is or may be bound or (iv) does or will result (or has resulted) in the creation or imposition of any lien upon any of the properties or assets of such Member or any of its Affiliates.

(c)           Governmental Authorizations.  Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, that was or is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or consummation by such Member (or any of its Affiliates) of any transaction contemplated hereby has been completed, made or obtained on or before the date hereof.

(d)           Litigation.  Except as disclosed to the Member relying on this representation, there are no actions, suits, proceedings or investigations pending, or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s (or any of its Affiliate’s) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

(e)           Investigation.  Such Member is acquiring its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise.  Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

(f)           Broker.  No broker, agent or other person acting as such on behalf of such Member was instrumental in consummating this transaction and that no conversations or prior negotiations were had by such party with any broker, agent or other such person concerning the transaction that is the subject of this Agreement.

(g)           Investment Company Act.  Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(h)           Securities Matters.

(i)
None of the Interests are registered under the Securities Act or any state securities laws.  Such Member understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement.  Such Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(ii)
Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests.  Such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.

(iii)
Such Member is unaware of, and is in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the Interests, and no Member has taken any action which could give rise to any claim by any person for brokerage commissions, finders’ fees (without regard to any finders’ fees payable by the Company directly) or the like relating to the transactions contemplated hereby.

(iv)
Such Member is not relying on the Company or any of its officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests, and such Member has relied on the advice of only such Member’s advisors.

(v)
Such Member understands that the Interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from registration is available.  Such Member agrees that it will not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Interests in violation of this Agreement.

(vi)	Such Member has adequate means for providing for its current financial needs and anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the Interests.

(vii)
Such Member has significant prior investment experience, including investment in non-listed and non-registered securities.  Such Member is knowledgeable about investment considerations and has a sufficient net worth to sustain a loss of such Member’s entire investment in the Company in the event such a loss should occur.  Such Member’s overall commitment to investments which are not readily marketable is not excessive in view of such Member’s net worth and financial circumstances and the purchase of the Interests will not cause such commitment to become excessive.  The investment in the Interests is suitable for such Member.

(viii)
Such Member represents to the Company that the information contained in this subparagraph (h) and in all other writings, if any, furnished to the Company with regard to such Member (to the extent such writings relate to its exemption from registration under the Securities Act) is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the sale of the Interests.

Section 12.	Sale, Assignment, Transfer or other Disposition.

12.1 Prohibited Transfers.  Except as otherwise provided in this Section 12, Section 5.2(b),  Section 14.5, Section 14.6, or except for Transfers pursuant to the Bluerock Bridge Loan Documents, no Member shall Transfer all or any part of its Interest, whether legal or beneficial, in the Company, and any attempt to so Transfer such Interest (and such Transfer) shall be null and void and of no effect.  Notwithstanding the foregoing, either Member shall have the right, with the consent of the other Member, at any time to pledge to a lender or creditor, directly or indirectly, all or any part of its Interest in the Company for such purposes as it deems necessary in the ordinary cause of its business and operations.  No Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable Collateral Agreement with third party lenders.

12.2 Affiliate Transfers.

(a)           Subject to the provisions of Section 12.2(b) hereof, and subject in each case to the prior written approval of each Member (such approval not to be unreasonably withheld), any Member may Transfer all or any portion of its Interest in the Company at any time to an Affiliate of such Member, provided that such Affiliate shall remain an Affiliate of such Member at all times that such Affiliate holds such Interest.  If such Affiliate shall thereafter cease being an Affiliate of such Member while such Affiliate holds such Interest, such cessation shall be a non-permitted Transfer and shall be deemed void ab initio, whereupon the Member having made the Transfer shall, at its own and sole expense, cause such putative transferee to disgorge all economic benefits and otherwise indemnify the Company and the other Member(s) against loss or damage under any Collateral Agreement.  No Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable Collateral Agreement with third party lenders.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the following Transfers shall not require the approval set forth in Section 12.2(a):

(i)           Any Transfer by Bell or a Bell Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of Bell (a “Bell Transferee”); and

(ii) Any Transfer by Bluerock or a Bluerock Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of Bluerock, including but not limited to (A) Bluerock Enhanced Multifamily Trust, Inc. (“BR REIT”) or any Person that is directly or indirectly owned by BR REIT; (B) Bluerock Special Opportunity + Income Fund, LLC (“BR SOIF”) or any Person that is directly or indirectly owned by BR SOIF; and/or (C) Bluerock Special Opportunity + Income Fund II, LLC (“BR SOIF II”) or any Person that is directly or indirectly owned by BR SOIF II (collectively, a “Bluerock Transferee”);

provided however, as to subparagraphs (b)(i) and (b)(ii), and as to subparagraph (a), no Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable Collateral Agreement with third party lenders.

(c) Upon the execution by any such Bell Transferee or Bluerock Transferee of such documents necessary to admit such party into the Company and to cause the Bell Transferee or Bluerock Transferee (as applicable) to become bound by this Agreement, the Bell Transferee or Bluerock Transferee (as applicable) shall become a Member, without any further action or authorization by any Member.

(d) The Transfer of any interest in  a Manager and any transferee of an interest in a Manager shall be recognized and permitted under this Agreement and by the Members, without any further action or authorization by any Member; provided, however, that no Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable Collateral Agreement with third party lenders.

12.3 Admission of Transferee; Partial Transfers.  Notwithstanding anything in this Section 12 to the contrary and except as provided in Section 5.2(b), Section 14.5 and Section 14.6, or except for Transfers pursuant to the Bluerock Bridge Loan Documents, no Transfer of Interests in the Company shall be permitted unless the potential transferee is admitted as a Member under this Section 12.3:

(a) If a Member Transfers all or any portion of its Interest in the Company, such transferee may become a Member if (i) such transferee executes and agrees to be bound by this Agreement, (ii) the transferor and/or transferee pays all reasonable legal and other fees and expenses incurred by the Company in connection with such assignment and substitution and (iii) the transferor and transferee execute such documents and deliver such certificates to the Company and the remaining Members as may be required by applicable law or otherwise advisable; and

(b) Notwithstanding 12.3(a) above and except for Transfers pursuant to the Bluerock Bridge Loan Documents, any Transfer or purported Transfer of any Interest, whether to another Member or to a third party, shall be of no effect and void ab initio, and such transferee shall not become a Member or an owner of the purportedly transferred Interest, if the Managers determine in their sole discretion that:

(i)           the Transfer would require registration of any Interest under, or result in a violation of, any federal or state securities laws;

(ii)           the Transfer would result in a termination of the Company under Code Section 708(b) (except for Transfers specifically approved by the Managers or Affiliate Transfers pursuant to 12.2);

(iii)           as a result of such Transfer the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, or any rules or regulations promulgated thereunder;

(iv)           if as a result of such Transfer the aggregate value of Interests held by “benefit plan investors” including at least one benefit plan investor that is subject to ERISA, could be “significant” (as such terms are defined in U.S. Department of Labor Regulation 29 C.F.R. 2510.3-101(f)(2)) with the result that the assets of the Company could be deemed to be “plan assets” for purposes of ERISA;

(v)           as a result of such Transfer, the Company would or may have in the aggregate more than one hundred (100) members and material adverse federal income tax consequences would result to a Member.  For purposes of determining the number of members under this Section 12.3(b)(v), a Beneficial Owner indirectly owning an interest in the Company through a Flow-Through Entity shall be considered a member, but only if (i) substantially all of the value of the Beneficial Owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Managers, a principal purpose of the use of the Flow-Through Entity is to permit the Company to satisfy the 100-member limitation; or

(vi)           the transferor failed to comply with the provisions of Sections 12.2(a) or (b).

The Managers may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an Interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determinations under this Section 12.3.

12.4 Withdrawals.  Each of the Members does hereby covenant and agree that it will not withdraw, resign, retire or disassociate from the Company, except as a result of a Transfer of its entire Interest in the Company permitted under the terms of this Agreement and that it will carry out its duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Section 13.  No Member shall be entitled to receive any distribution or otherwise receive the fair market value of its Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.

Section 13.	Dissolution.

13.1 Limitations.  The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Section 13, and, to the fullest extent permitted by law but subject to the terms of this Agreement, the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s assets.

13.2 Exclusive Events Requiring Dissolution.  The Company shall be dissolved only upon the earliest to occur of the following events (a “Dissolution Event”):

(a)           the expiration of the specific term set forth in Section 2.5;

(b)           in the event the conditions set forth in Section 4 are not fulfilled;

(c)           at any time at the election of the Managers in writing;

(d)           at any time there are no Members (unless otherwise continued in accordance with the Act); or

(e)           the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

13.3 Liquidation.  Upon the occurrence of a Dissolution Event, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section 13.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)           The Managers shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)           The property and assets of the Company shall be liquidated or distributed in kind under the supervision of the Managers as promptly as possible, but in an orderly, businesslike and commercially reasonable manner.

(c)           Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in Section 7.2.  To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Section 7.2 and the amount of the distribution shall be considered to be such fair market value of the asset.  Notwithstanding the foregoing and unless all of the Members otherwise agree, no Member may be compelled to accept from the Company a distribution of any asset in kind unless each Member receives at the same time a distribution of any interest in the property distributed that is proportionate to such Member’s Percentage Interest.

(d)           The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)
to the satisfaction of the debts and liabilities of the Company (contingent or otherwise) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment), other than liabilities to Members or former Members for distributions;

(ii)	to the satisfaction of loans made pursuant to Section 5.2(b) in proportion to the outstanding balances of such loans at the time of payment;

(iii)	the balance, if any, to the Members in accordance with Section 6.2.

13.4 Continuation of the Company.  Notwithstanding anything to the contrary contained herein, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Member shall not in and of itself cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.

Section 14.	Indemnification.

14.1 Exculpation of Members, Managers and Their Representatives.  No Member or Manager shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Company, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member or Manager.  For purposes of this Section 14, officers, directors, employees, agents, appointees and other representatives of the Member or of the Manager, or of their respective Affiliates, who are functioning on behalf of such Member or Manager in connection with this Agreement (collectively, “Representatives”) shall receive the same benefits of exculpation from liability and of indemnification, as provided to Members and Managers as set forth herein.

14.2 Indemnification by Company.  The Company hereby indemnifies, holds harmless and defends the Members, the Manager and the Representatives (each, an “Indemnitee”) from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (a)(i) their activities on behalf of the Company or in furtherance of the interests of the Company, including, without limitation, the provision of guaranties to third party lenders in respect of financings relating to the Company or any of its assets (but specifically excluding from such indemnity by the Company any liability under Non-Recourse Carveout Guaranties triggered as a result of such Indemnitee’s breach thereof), (ii) their status as Members, Managers or Representatives of the Company, or (iii) the

Company’s assets, property, business or affairs (including, without limitation, the actions of any officer, director, member or employee of the Company or any of its Subsidiaries), if (b) the Indemnitee’s acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct.  Reasonable expenses incurred by the Indemnitee in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

                                14.3 Indemnification by Members for Misconduct.

(a)           Bell hereby indemnifies, defends and holds harmless the Company, Bluerock, each Bluerock Transferee and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, Bell.

(b)           Bluerock hereby indemnifies, defends and holds harmless the Company, Bell, each Bell Transferee and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, Bluerock.

                                14.4 General Indemnification by the Members.

(a)           Notwithstanding any other provision contained herein, each Member (the “Indemnifying Party”) hereby indemnifies and holds harmless the other Members, the Company and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees (each, an “Indemnified Party”) from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement, or (ii) any breach of any obligation by or any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party or its Affiliates, whether in this Agreement, a Collateral Agreement or in any other agreement with respect to the conveyance, assignment, contribution or other transfer of the Property (or interests therein), assets, agreements, rights or other interests conveyed, assigned, contributed or otherwise transferred to the Company (collectively, the “Inducement Agreements”).

(b)           Except as otherwise provided herein or in any other agreement (including but not limited to the Backstop Agreement), recourse for the indemnity obligation of the

Members under this Section 14.4 shall be limited to such Indemnifying Party’s Interest in the Company.

(c)           The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at law, in equity or otherwise.  The terms of this Section 14 shall survive termination of this Agreement.

                                14.5 Pledge of Bell Interest.

(a)           As security for the indemnity obligations of Bell under Sections 14.3(a) and 14.4(a) (the “Bell Inducement Obligation”), Bluerock may require that Bell deliver a certain Pledge Agreement (the “Bell Pledge Agreement”) and related documents pursuant to which Bell grants to Bluerock a lien upon and a continuing interest in Bell’s Interest in the Company including all payments due or to become due to Bell hereunder from and after the entry of a judgment described in Section 14.5(c) and such other rights pledged under the Pledge Agreement (collectively, the “Bell Indemnity Collateral”).  Any Transfer by Bell of its Interest shall be subject to the lien and security interest granted hereby until and unless such lien and security interest are released by Bluerock.

(b)           Each Indemnified Party shall have all of the rights now or hereafter existing under applicable law, and all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions, with respect to the Indemnity Collateral, and Bell agrees to take all such actions as may be reasonably requested of it by an Indemnified Party to ensure that the Indemnified Parties can realize on such security interest.

(c)           In the event an Indemnified Party obtains a judgment on account of an Inducement Obligation, then Bluerock shall, to the fullest extent permitted by law, be deemed, without payment of further consideration or the taking of further action by Bell or any of its Subsidiaries, to have acquired from Bell such portion of the Indemnity Collateral as shall be equal in value to the amount of the judgment; provided, at the request of Bluerock, Bell shall execute and deliver to Bluerock an amendment to this Agreement to reflect the change in the Interests and Percentage Interests of the Members.

(d)           The rights provided in this Section 14.5 shall not be available to any Member and shall be unenforceable to the extent that the exercise of rights and attendant Transfer of Interest violate any applicable Collateral Agreement, and any such Transfer, if made, shall be void ab initio.

                                14.6 Pledge of Bluerock Interest.

(a)           As security for the Bluerock Bridge Loan and the indemnity obligations of Bluerock under Sections 14.3(b) and 14.4(a) (the “Bluerock Inducement Obligation”), Bell may require that Bluerock execute and deliver to Bell a certain Pledge Agreement (the “Bluerock Pledge Agreement”) and related documents pursuant to which Bluerock grants to Bell a lien upon and a continuing interest in Bluerock’s Interest in the Company including all payments due or to become due to Bluerock hereunder from and after the entry of a judgment described in Section 14.6(c) and such other rights pledged under the Pledge Agreement (collectively, the “Bluerock Indemnity Collateral”) Any Transfer by Bluerock of its Interest shall be subject to the lien and security interest granted hereby until and unless such lien and security interest are released by Bell.

(b)           Each Indemnified Party shall have all of the rights now or hereafter existing under applicable law, and all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions, with respect to the Indemnity Collateral, and Bluerock agrees to take all such actions as may be reasonably requested of it by an Indemnified Party to ensure that the Indemnified Parties can realize on such security interest.

(c)           In the event that an Indemnified Party obtains a judgment on account of an Inducement Obligation, then Bell shall, to the fullest extent permitted by law, be deemed, without payment of further consideration or the taking of further action by Bluerock or any of its Subsidiaries, to have acquired from Bluerock such portion of the Indemnity Collateral as shall be equal in value to the amount of the judgment; provided, at the request of Bell, Bluerock shall execute and deliver to Bell an amendment to this Agreement to reflect the change in the Interests and Percentage Interests of the Members.

(d)           The rights provided in this Section 14.6 shall not be available to any Member and shall be unenforceable to the extent that the exercise of rights and attendant Transfer of Interest violate any applicable Collateral Agreement, and any such Transfer, if made, shall be void ab initio.

(e)           Notwithstanding anything herein to the contrary, to the extent the provisions of this Agreement and any of the Bluerock Bridge Loan Documents are in conflict with one another the terms of the Bluerock Bridge Loan Documents shall govern and any rights that Bell or any other Indemnified Party may have to the Bluerock Indemnity Collateral hereunder shall be subordinate to the rights of the Bell Lender under the Bluerock Bridge Loan Documents.

Section 15.	Sale Rights

                                15.1 Push / Pull Rights.

(a) Availability of Rights.  If at any time after the Bluerock Bridge Loan has been paid in full the Managers are unable to agree on a Major Decision and such failure to agree has continued for fifteen (15) days after written notice from one Member to the other Member indicating an intention to exercise rights under this Section 15.1, either Member has the right to initiate the provisions of this Section 15.1.  Further, if at any time after the Bluerock Bridge Loan has been paid in full, the Managers are unable to agree on a decision to terminate the Management Agreement pursuant to its terms, and such failure to agree has continued for fifteen (15) days after written notice from Bluerock to Bell, Bluerock, and only Bluerock, has the right to initiate the provisions of this Section 15.1.  The rights provided in this Section 15.1 shall be available only as between Bluerock, Bell and their respective Bluerock Transferees and Bell Transferees and shall be unenforceable to the extent that the exercise of rights and attendant Transfer of Interest violate any applicable Collateral Agreement, and any such Transfer, if made, shall be void ab initio.

(b) Exercise.  The Member wishing to exercise its rights pursuant to this Section 15.1 (the “Offeror”) shall do so by giving notice to the other Member (the “Offeree”) setting forth a statement of intent to invoke its rights under this Section 15.1, stating therein the aggregate dollar amount (the “Valuation Amount”) that the Offeror would be willing to pay for the assets of the Company as of the Closing Date (as defined below) free and clear of all liabilities, and setting forth all oral or written offers and inquiries received by the Offeror during the previous twelve-month period relating to the financing, disposition or leasing of any Company property (including proposals for the formation of a new entity for the ownership and operation of the Property).

(c) Offeree Response.  After receipt of such notice, the Offeree shall elect to either (i) sell its entire Interest to the Offeror for an amount equal to the amount the Offeree would have been entitled to receive if the Company had sold its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of sale to the Members in satisfaction of their Interests pursuant to Section 13.3, or (ii) purchase the entire Interest of the Offeror for an amount equal to the amount the Offeror would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their Interests pursuant to Section 13.3.  The Offeree shall have thirty (30) days from the giving of the Offeror’s notice in which to exercise either of its options by giving written notice to the Offeror.  If the Offeree does not elect to acquire the Offeror’s Interest within such time period, the Offeree shall be deemed to have elected to sell its Interest to the Offeror as provided in subsection (i) above.

(d) Earnest Money.  Within five (5) business days after an election has been made or deemed made under Section 15.1(c), the acquiring Member shall deposit with a mutually acceptable third-party escrow agent a non-refundable earnest money deposit in the amount of five percent (5%) of the amount the selling Member is entitled to receive for its Interest under this Section 15.1, which amount shall be applied to the purchase price at closing.  If the acquiring Member should thereafter fail to consummate the transaction for any reason other than a default by the selling Member or a refusal by any lender of the Company who has a right under its loan documents to consent to such transfer to so consent, (i) (A) the earnest money deposit shall be distributed from escrow to the selling Member, free of all claims of the acquiring Member, as liquidated damages and constituting the sole and exclusive remedy available to the selling Member because of a default by the acquiring Member or (B) the selling Member may, by delivering to the acquiring Member written notice thereof, elect to buy the acquiring Member’s entire Interest for an amount equal to the amount the acquiring Member would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their Interests pursuant to Section 13.3, in which case, the Closing Date therefor shall be the date specified in the selling Member’s notice, and (ii) if the acquiring Member was the Offeror, the non-refundable earnest money deposit for any future election by the acquiring Member to buy the selling Member’s Interest shall be twenty percent (20%) of the amount the selling Member is entitled to receive for its Interest in connection with such future election.

(e) Closing.  The closing of an acquisition pursuant to this Section 15.1 shall be held at the principal place of business of the Company on a mutually acceptable date (the “Closing Date”) not later than sixty (60) days (or, if the Offeree is the acquiring Member, ninety (90) days) after an election has been made or deemed made under Section 15.1(c).  As a precondition to the closing, (A) the acquiring Member shall work in good faith with the selling Member to remove completely the selling Member or any Affiliate of the selling Member that is a party to any Non-Recourse Carveout Guaranty (a “Selling Member Carveout Guarantor”) from that Non-Recourse Carveout Guaranty contemporaneously with the closing, including by means of substituting a replacement for the Selling Member Carveout Guarantor, and (B), to the extent that the acquiring Member and selling Member are not able to remove the Selling Member Carveout Guarantor completely from the Non-Recourse Carveout Guaranty contemporaneously with the closing, the acquiring Member or an Affiliate of the acquiring Member shall provide an indemnity to the Selling Member Carveout Guarantor commensurate with the Selling Member Carveout Guarantor’s remaining exposure under the Non-Recourse Carveout Guaranty for liabilities and losses that are the result of the acts or omissions of the acquiring Member or any Affiliates of the acquiring Member; provided, however, that in any event, the Selling Member Carveout Guarantor shall remain liable for any liabilities or losses arising under the Non-Recourse Carveout Guaranty for acts or omissions prior to the closing other than those liabilities or losses caused by the acts or omissions of the acquiring Member or its Affiliates (“Prior Acts”), and if the Selling Member Carveout Guarantor is removed from the Non-Recourse Carveout Guaranty with respect to Prior Acts, then the Selling Member Carveout Guarantor shall execute a backstop indemnity agreement acceptable to the acquiring Member and any Affiliate of the acquiring Member that is a party to the Non-Recourse Carveout Guaranty (the “Acquiring Indemnitees”) indemnifying each of the Acquiring Indemnitees from liabilities and losses arising from Prior Acts.

At such closing, the following shall occur:

(i) The selling Member shall assign to the acquiring Member or its designee the selling Member’s Interest in accordance with the instructions of the acquiring Member, and shall execute and deliver to the acquiring Member all documents which may be required to give effect to the disposition and acquisition of such interests, in each case free and clear of all liens, claims, and encumbrances, with covenants of general warranty; and

(ii) The acquiring Member shall pay to the selling Member the consideration therefor in cash.

(f) Enforcement.  It is expressly agreed that the remedy at law for breach of the obligations of the Members set forth in this Section 15.1 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Member to comply fully with such obligations, and (ii) the uniqueness of the Company’s business and the Members’ relationships.  Accordingly and except as provided in Section 15.1(a), each of such obligations shall be, and is hereby expressly made, enforceable by an order of specific performance.

                                15.2 Forced Sale Rights.

(a) Offers.  If, at any time following the third anniversary of the date that a Property is acquired by the Company or a Subsidiary of the Company, (i) either Member desires to offer the Property for sale on specified terms, or (ii) receives from an unaffiliated purchaser a bona fide written cash offer (i.e., not seller financed) for the purchase of such Property on terms that such Member desires for the Company, or the Subsidiaries that own such Property (individually or collectively, the “Ownership Entity”) to accept (such specified terms or bona fide offer being herein called the “Offer”), then the Member desiring to make or accept the Offer (the “Initiating Member”) shall provide written notice of the terms of such Offer (the “Sale Notice”) to the other Member (the “Non-Initiating Member”).  Any offer must be in an amount at least equal to the amount of any indebtedness secured by such Property plus the aggregate unreturned investment amount of such Member.

(b) Response.  The Non-Initiating Member shall have thirty (30) days from the date of the Sale Notice (the “Response Period”) to provide written notice to the Initiating Member of whether the Ownership Entity should make or accept the Offer; the failure to timely deliver such notice shall be deemed to constitute an election to accept the Offer and sell such Property on the terms of the Offer.

(c) Offer Unacceptable.  If the Non-Initiating Member does not wish for the Company, or the Ownership Entity, to make or accept the Offer, the Initiating Member may elect to sell its Interest to the Non-Initiating Member, in which case the Non-Initiating Member must purchase the Initiating Member’s Interest for an amount equal to the amount that would be distributable to the Initiating Member if the Company had accepted the Offer, closed the sale pursuant to such Offer and wound up its affairs pursuant to Section 13.

For purposes of the foregoing calculations, the purchase price for a sale shall be reduced by Imputed Closing Costs therefor.  The Initiating Member must exercise this option, if at all, by delivering written notice thereof to the Non-Initiating Member within twenty (20) days after the end of the Response Period.  The Non-Initiating Member shall pay the Company cash for each Ownership Entity or the Initiating Member cash for its Interest, as the case may be.  Closing shall take place on or before the date specified in the Sale Notice, but if the Non-Initiating Member is purchasing the Initiating Member’s Interest or one or more Ownership Entities, the Non-Initiating Member shall have until 120 days after the Sale Notice in which to close.  If the Initiating Member or the Non-Initiating Member defaults at closing, the non-defaulting party shall have the right to bring suit for damages, for specific performance, or exercise any other remedy available at law or in equity.  Upon payment at closing, the Initiating Member shall execute and deliver all documents reasonably required to transfer the interest being sold.  As a precondition to the closing, (A) the Non-Initiating Member shall work in good faith with the Initiating Member to remove completely the Initiating Member and any Affiliate of the Initiating Member that is a party to any Non-Recourse Carveout Guaranty (an “Initiating Member Carveout Guarantor”) from that Non-Recourse Carveout Guaranty contemporaneously with the closing, including by means of substituting a replacement for the Initiating Member Carveout Guarantor, and (B), to the extent that the Non-Initiating Member and Initiating

Member are not able to remove the Initiating Member Carveout Guarantor completely from the Non-Recourse Carveout Guaranty contemporaneously with the closing, the Non-Initiating Member or an Affiliate of the Non-Initiating Member shall provide an indemnity to the Initiating Member Carveout Guarantor commensurate with the Initiating Member Carveout Guarantor’s remaining exposure under the Non-Recourse Carveout Guaranty for liabilities and losses that are the result of the acts or omissions of the Non-Initiating Member or any Affiliates of the Non-Initiating Member; provided, however, that in any event, the Initiating Member Carveout Guarantor shall remain liable for any liabilities or losses arising under the Non-Recourse Carveout Guaranty for acts or omissions prior to the closing other than those liabilities or losses caused by the acts or omissions of the non-Initiating Member or its Affiliates (“Prior Acts”), and if the Initiating Member Carveout Guarantor is removed from the Non-Recourse Carveout Guaranty with respect to Prior Acts, then the Initiating Member Carveout Guarantor shall execute a backstop indemnity agreement acceptable to the Non-Initiating Member and any Affiliate of the Non-Initiating Member that is a party to the Non-Recourse Carveout Guaranty (the “Non-Initiating Indemnitees”) indemnifying each of the Non-Initiating Indemnitees from liabilities and losses arising from Prior Acts.

(d) Offer Acceptable.  If the Non-Initiating Member consents (or is deemed to have consented) to the Company or the Ownership Entities selling the Property on the terms of the Offer, then the Initiating Member shall be allowed to sell such Property for cash on the terms of the Offer for a period of up to one hundred eighty (180) days following the expiration of the Response Period.  If the Initiating Member obtains a bona fide third party contract to sell any such Property on the terms of the offer within such one hundred eighty (180) day period, the Initiating Member shall have an additional period of ninety (90) days after the date of such contract (that is, not to exceed 270 days after the expiration of the Response Period) in which to consummate the sale.  If after having received the consent (or deemed consent) of the Non-Initiating Member to the sale of such Property on the terms of the Offer, the Initiating Member is unable to obtain a bona fide contract within such one hundred eighty (180) day period, or if after having obtained such bona fide contract, the Initiating Member is unable to consummate such sale within 270 days after the expiration of the Response Period, then the Initiating Member must again submit an Offer to the Non-Initiating Member under the terms of this Section 15.2 before it may sell such Property.

(e) The rights provided in this Section 15.2 shall not be available to any Member and shall be unenforceable to the extent that the exercise of rights and attendant Transfer of Interest or sale of the Property violate any applicable Collateral Agreement with third party lenders, and any such Transfer or sale, if made, shall be void ab initio.

Section 16.	Mediation of Disputes.

16.1 Events Giving Rise To Mediation.   In the event that there is a dispute between Bluerock and Bell as to any action or issue, then upon the written request of either one of them they shall submit to mediation within ten (10) days of receipt of the request for mediation for the purpose of resolving the dispute, but only if Bluerock and Bell both agree to so submit to mediation.

16.2 Selection of Mediator.   Within ten (10) days of the date upon which the written request is sent pursuant to Section 16.1, Bluerock and Bell shall meet for the purpose of selecting one (1) natural person to act as mediator for the Company for such dispute.  In the event that Bluerock and Bell are unable to agree upon the selection of the mediator at such meeting, then within ten (10) days following such meeting, the party requesting such mediation shall select one (1) qualified mediator and the other party shall select one (1) qualified mediator and, within five (5) days of the date of their selection, the two persons so selected shall select a third qualified mediator who will serve as the sole mediator for the dispute.  In the event that the party requesting such mediation selects one such natural person within such ten (10) day period, but the other party fails to select one such natural person within such ten (10) day period, or vice versa, then the natural person selected shall serve as the sole mediator for the dispute.  No natural person selected by Bluerock or Bell and/or by the mediators may be employed by, doing substantial business with or otherwise affiliated with any of Bluerock or Bell (including, but not limited to, acting as an attorney or accountant for any one or more of Bluerock or Bell or for the Company).  The term “qualified mediator” as used herein shall mean a natural person experienced in mediating disputes between businesses similar to the business in which the Company is engaged.

16.3 Mediation.   Not later than fifteen (15) days following the selection of the sole mediator, the mediation shall be convened by the mediator at a mutually agreeable site.  Such mediation shall take place in accordance with the Rules of the American Arbitration Association as in effect on the date of commencement of the mediation.  The mediator’s only authority hereunder shall be to assist Bluerock and Bell in mediating a dispute.  The mediator’s fees shall be paid by the Company.  If the mediation is unsuccessful, then Bluerock and Bell shall have such rights and remedies as may be provided at law or in equity.  Nothing in this Section 16 shall require the parties to submit to arbitration.

Section 17.	Miscellaneous.

17.1 Notices.

(a)           All notices, requests, approvals, authorizations, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or overnight courier service, mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, or sent via facsimile (provided such facsimile is immediately followed by the delivery of an original copy of same via one of the other foregoing delivery methods) addressed to:

If to Bluerock:

c/o Bluerock Real Estate, L.L.C.

399 Park Avenue, 32nd Floor

New York, New York 10022

Attention:  R. Ramin Kamfar

with a copy to:

c/o Bluerock Real Estate, L.L.C.
399 Park Avenue, 32nd Floor
New York, New York 10022
Attention:  Michael Konig, Esq.

If to Bell:

c/o Bell Partners Inc.
300 North Greene Street, Suite 1000
Greensboro, NC 27401
Attention:  E. Durant Bell
Facsimile:  336-232-1901
Telephone:  336-232-1900

with a copy to:

Barbara R. Christy, Esq. and Thomas Hockman, Esq.
Schell Bray Aycock Abel & Livingston PLLC
1500 Renaissance Plaza, 230 North Elm Street
Greensboro, North Carolina 27401
Facsimile:  336-370-8830
Telephone:  336-370-8800

(b)           Each such notice shall be deemed delivered (a) on the date delivered if by hand delivery or overnight courier service or facsimile, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed (provided, however, if such actual delivery occurs after 5:00 p.m. (local time where received), then such notice or demand shall be deemed delivered on the immediately following business day after the actual day of delivery).

(c)           By giving to the other parties at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

17.2 Governing Law.  This Agreement and the rights of the Members hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.  Each of the parties hereto irrevocably submits to the jurisdiction of the New York State courts and the Federal courts sitting in the State of New York and agree that all matters involving this Agreement shall be heard and determined in such courts.  Each of  the parties hereto waives irrevocably the defense of inconvenient forum to the maintenance of such action or proceeding.  Each of the parties hereto designates CT Corporation System, 1633 Broadway, New York, New York  10019, as its agent for service of process in the State of New York, which designation may only be changed on not less than ten (10) days’ prior notice to all of the other parties.

17.3 Successors.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns.  Except as otherwise provided herein, any Member who Transfers its Interest as permitted by the terms of this Agreement shall have no further liability or obligation hereunder, except with respect to claims arising prior to such Transfer.

17.4 Pronouns.  Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

17.5 Table of Contents and Captions Not Part of Agreement.  The table of contents and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

17.6 Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Members shall use their best efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the Members without renegotiation of any material terms and conditions stipulated herein.

17.7 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

17.8 Entire Agreement and Amendment.  This Agreement and the other written agreements described herein between the parties hereto entered into as of the date hereof, constitute the entire agreement between the Members relating to the subject matter hereof.  In the event of any conflict between this Agreement or such other written agreements, the terms and provisions of this Agreement shall govern and control.  Except as necessary to reflect any changes in ownership permitted or required by this Agreement (which changes may be made in an amendment executed by any one of the Managers), amendment of this Agreement requires the unanimous written consent of the Members.  No amendment or waiver by Bluerock shall be enforceable against Bluerock unless it is in writing and duly executed by Bluerock.  Furthermore, no amendments may be made to Sections 14.6(e) or 17.17 without the consent of the Bell Lender for so long as the Bluerock Bridge Loan is outstanding.

17.9 Further Assurances.  Each Member agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to effectuate more fully this Agreement or any provisions hereof or to carry on the business contemplated hereunder.

17.10 No Third Party Rights.  The provisions of this Agreement are for the exclusive benefit of the Members and the Company, and no other party (including, without limitation, any creditor of the Company) shall have any right or claim against any Member by reason of those provisions or be entitled to enforce any of those provisions against any Member, except that the Bluerock Managers shall be third party beneficiaries, and have standing to enforce, the provisions of Section 9.1(e) as to benefits provided thereunder to them.  Notwithstanding the foregoing to the Contrary, the Bell Lender is an intended third party beneficiary with respect to Sections 14.6(e) and 17.8 and any other provisions of this Agreement that impact the Bell Lender’s rights under the Bluerock Bridge Loan Documents.

17.11 Incorporation by Reference. Every Exhibit and Annex attached to this Agreement is incorporated in this Agreement by reference.

17.12 Limitation on Liability.  Except as set forth in Section 14 and with respect to a Default Loan as set forth in Section 5.2(b), the Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its Capital Contributions as provided under Section 5.  Except as set forth in Sections 14.3(a) and (b) and 14.4(a) and (b) and with respect to a Default Loan as set forth in Section 5.2(b), any claim against any Member (the “Member in Question”) which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question’s Interest, the proceeds of the sale by the Member in Question of such Interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section 13.3(d) hereof.  Except as set forth in Sections 14.3(a) and (b) and 14.4(a) and (b) and with respect to a Default Loan as set forth in Section 5.2(b), any right to proceed against (i) any other assets of the Member in Question or (ii) any agent, officer, director, member, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

17.13 Remedies Cumulative.  The rights and remedies given in this Agreement and by law to a Member shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Member under the provisions of this Agreement or given to a Member by law.  In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover from the other party reasonable attorney’s fees and costs incurred in connection therewith.

17.14 No Waiver.  One or more waivers of the breach of any provision of this Agreement by any Member shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Member to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Member by reason of such breach be deemed a waiver by a Member of its remedies and rights with respect to such breach.

17.15 Limitation On Use of Names.  Notwithstanding anything contained in this Agreement or otherwise to the contrary, each of Bluerock and Bell as to itself agree that neither it nor any of its Affiliates, agents, or representatives is granted a license to use or shall use the name of the other under any circumstances whatsoever, except such name may be used in furtherance of the business of the Company but only as and to the extent unanimously approved by the Members.  Any change in the Name of the Property must be approved by Managers.

17.16 Publicly Traded Partnership Provision.  Each Member hereby severally covenants and agrees with the other Members for the benefit of such Members, that (i) it is not currently making a market in Interests in the Company and will not in the future make such a market and (ii) it will not Transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Code Section 7704 and the Regulations, rulings and other pronouncements of the U.S. Internal Revenue Service or the Department of the Treasury thereunder.  Each Member further agrees that it will not assign any Interest in the Company to any assignee unless such assignee agrees to be bound by this Section and to assign such Interest only to such Persons who agree to be similarly bound.

17.17 Uniform Commercial Code.  For purposes of the Delaware Uniform Commercial Code, the Units shall be considered “securities in registered form” as defined in UCC Section 8-102, shall be media for investment, and shall be securities governed by Article 8 of the Delaware Uniform Commercial Code.  Such designation of the Units as “securities” shall be solely for purposes of the Delaware Uniform Commercial Code and shall not indicate that they are “securities” for any other provision of law.  The Unit certificates shall contain the following legends:

“For purposes of the Delaware Uniform Commercial Code (the “UCC”), the Units represented by this certificate shall be considered “securities in registered form” as defined in UCC Section 8-102, shall be media for investment, and shall be securities governed by Article 8 of the UCC.  Such designation of the Units as “securities” shall be solely for purposes of the UCC and shall not indicate that they are “securities” for any other provision of law.  Each Interest as described more fully in the Operating Agreement of Bell BR Hillsboro Village JV, LLC dated as of ____________ ___, 2010, as such agreement may be amended from time to time, (the “Operating Agreement”) shall be considered to be a part of a class consisting of all Interests but shall constitute its own series with the rights and duties assigned to it by such operating agreement.  The Company shall maintain books for the purpose of registering the ownership of Units.  No transfer of any Units shall be effective until the transfer of the Units is registered upon books maintained for that purpose by the Company.”

“The Units represented by this certificate have not been registered with the securities and exchange commission under the Securities Act of 1933, as amended, or under the securities laws of any state in reliance upon exemptions therefrom.  The sale or other disposition of the Units is restricted as stated in the Operating Agreement and in any event is prohibited unless the Company receives assurances satisfactory to the Company (including, if required by the Company, an opinion of counsel satisfactory to it and its counsel) that such sale or other disposition can be made without registration under the Securities Act of 1933, as amended, and any applicable state securities laws.  By acquiring the Units represented by this certificate, the member represents that it will not sell or otherwise dispose of its Units (i) without registration or other compliance with the aforesaid laws and the rules and regulations issued thereunder or (ii) without compliance with the terms of the Operating Agreement.  The Operating Agreement also provides for various other limitations and obligations and all of the terms thereof are incorporated herein by reference.  A copy of such Operating Agreement is on file at the office of the Company and is available upon request.  Any attempted sale, transfer, pledge, hypothecation or other disposition of the Units represented by this certificate not in compliance with the terms and conditions of such Operating Agreement shall be void and of no force and effect.”

17.18 Public Announcements.  Neither Bell nor any of its Affiliates shall, without the prior approval of Bluerock, issue any press releases or otherwise make any public statements with respect to the Company or the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange so long as Bell or such Affiliate has used reasonable efforts to obtain the approval of Bluerock prior to issuing such press release or making such public disclosure.

17.19 No Construction Against Drafter.  This Agreement has been negotiated and prepared by Bluerock and Bell and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

Section 18.	Insurance.

During the Term, Property Manager, on behalf of and at the expense of the Company, shall procure and maintain insurance as is determined to be appropriate by the Managers (in form and with endorsements, waivers and deductibles and with insurance companies, designated or approved by the Managers) naming the Company, Bluerock and Bell as insureds thereunder.

IN WITNESS WHEREOF, this Agreement is executed by the Members, effective as of the date first set forth above.

BR HILLSBORO VILLAGE JV MEMBER, LLC, a Delaware limited liability company

By: Bluerock Special Opportunity + Income Fund, LLC, a co-manager

By:	Bluerock Real Estate, L.L.C., a Delaware limited liability company, its manager

By: ________________________
Name: James G. Babb, III
Title: Managing Director

FUND III HILLSBORO VILLAGE, LLC, a North Carolina limited liability company

By:	Bell Partners Inc., a North Carolina corporation, its Administrative Member

                         By:        _____________________________
       Name:        _____________________________
       Title:        _____________________________

For purposes of Sections 8.2(b), 9.2 and 9.3 only and only for the term Bell Partners Inc. is Property Manager under the Management Agreement.

BELL PARTNERS INC., a North Carolina corporation
                    By:        _____________________________
Name:        _____________________________
Title:        _____________________________

Initial Capital Contributions and Percentage Interests

Member Name	Initial Capital Contribution	Vl Mandatory Capital Contribution	Percentage Interest	Units
BR Hillsboro Village JV Member, LLC	$50.00	TBD	50.00%	________
Fund III Hillsboro Village, LLC	$50.00	TBD	50.00%	________

EXHIBIT B

Annual Business Plan Information

1.	a narrative description of any acquisitions or sales that are planned and any other activities proposed to be undertaken;

2.	a projected annual income statement (accrual basis) on a quarter-by-quarter basis;

3.	a projected balance sheet as of the end of the next Fiscal Year;

4.
a schedule of projected operating cash flow (including itemized operating revenues, project costs and project expenses) for such Fiscal Year on a quarter-by-quarter basis, including a schedule of projected operating deficits, if any;

5.	a marketing plan indicating the portions of the Property that Bell recommends be made available for sale or lease and the proposed terms and conditions relating thereto;

6.
a detailed budget reflecting on a line by line basis all projected operating expenses and any proposed construction and capital expenditures for the Property, including projected dates for commencement and completion of the foregoing;

7.	a description of the proposed investment of any funds of the Company which are (or are expected to become) available for investment;

8.
a description, including the identity of the recipient (if known) and the amount and purpose, of all fees and other payments proposed, expected or projected to be paid for professional services and, if a fee or payment exceeds $25,000, for other services rendered to or on behalf of the Company by third parties;

9.
a projection of the amount of any anticipated additional Capital Contributions which may be called for pursuant to Section 5.2(a) and the purposes for which such additional Capital Contributions may be used; and

10.	such other information requested from time to time by any Member.

(ii)

Exhibit C
Management Agreement

[ATTACHED]

EXHIBIT D